Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE:    Immediately

FROM:	Financial/Investor Contact	Media Contact

	Mark Sutherland 440/347-1206	Julie S. Young 440/347-4432
Web Site: www.lubrizol.com
Lubrizol Updates Full-Year Guidance for 2008
To Reflect Current Economic Conditions
CLEVELAND, OH, January 16, 2009 — The Lubrizol Corporation (NYSE: LZ) announced that it is lowering its earnings guidance for 2008 to approximately $4.09 per diluted share excluding restructuring and impairment charges. This revised guidance reflects weaker demand for the company’s products during the fourth quarter of 2008, consistent with the rapidly changing conditions in the global economy. Comparable earnings for the full year 2007 were $4.06 per diluted share.
Commenting on the new guidance, CEO James Hambrick said, “During the first nine months of 2008, our volume growth was solid and we managed margins very well in a year marked by unprecedented volatility in raw material costs. However, we were not immune to the significant economic weakness and inventory destocking that affected our industry, as well as many others in the fourth quarter. As a result of the year-end volume decline, we are reducing our estimated 2008 earnings, as adjusted, which are approximately the same as 2007 results. In response to the current economic challenges, we are taking aggressive cost reduction initiatives across the corporation.”
The company estimates that cost reduction actions will result in savings of approximately $40 million to $50 million in 2009 compared with 2008. These actions reflect reductions in selling, testing, administrative and research expenses, reductions in manufacturing costs and the postponement of pay increases. Additionally, the company will defer some capital spending. Capital expenditures are estimated to be approximately $30 million lower in 2009 compared with 2008.
In conjunction with revising full-year guidance, the company is also updating its projection for special charges for 2008. The company expects to report pre-tax restructuring and impairment charges for 2008 of approximately $356 million, or $4.49 per diluted share. These charges include $25 million in restructuring and impairment charges previously announced that are related to coatings business improvement initiatives and the closure of a Canadian additives facility. In the fourth quarter, the company will record approximately $331 million in goodwill and asset impairment charges. The goodwill impairment charge of approximately $325 million is related to the company’s Performance Coatings and Engineered Polymers product lines. This preliminary estimate of the goodwill impairment charge will be refined prior to the filing of the company’s 2008 Form 10-K after valuation procedures have been completed. The remaining charge is the result of a fixed asset impairment in the Performance Coatings product line. In 2007, the company reported pre-tax restructuring and impairment charges of $1.5 million, or approximately $.01 per diluted share.
Hambrick added, “The non-cash goodwill impairment charge in 2008 reflects an increase in our cost of capital since 2007. This increase is due mainly to the significant deterioration in the capital markets in the fourth quarter and the decline in market value of our own equity and debt. The cost of capital is used to discount future cash flows and so is a key assumption used in estimating the fair value of a business. In addition, the impairment charge reflects a reduction in the near-term earnings outlook for our Performance Coatings and Engineered Polymers product lines. While the outlook for these product lines dampened in the fourth quarter of 2008, we continue to view them as integral to building shareholder value, as demonstrated by our recent bolt-on acquisition in the Estane® Engineered Polymers business.”
Remarking on the current year, Hambrick stated, “Despite the headwinds that we currently face in 2009, I am confident that we can manage through this downturn. Our balance sheet is strong, we are taking the necessary steps to meet the challenges of 2009, and we are prepared to implement additional cost reductions if necessary.”
Lubrizol will release complete fourth quarter and full year 2008 earnings results on Thursday, February 5, 2009 at approximately 8:00 a.m. Eastern time. The company will conduct its earnings teleconference with analysts and investors at 11:00 a.m. Eastern time the same morning.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,950 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
Supplemental Financial Information
Full Year Guidance for the Year Ended December 31, 2008
Reconciliation of Net Loss to Earnings As Adjusted

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net loss per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both net loss and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net loss and earnings as adjusted.

Full Year Guidance
December 31, 2008
EPS on net loss	$(0.40)

Adjustments:
Restructuring and impairment charges	0.29
Goodwill impairment charges	4.20

EPS from earnings as adjusted (Non-GAAP)	$4.09

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